BNY MELLON

ESCROW AGREEMENT

between

GENTIVA HEALTH SERVICES, INC.

("PARENT")

R. STEVEN HICKS

("STOCKHOLDER REPRESENTATIVE")

and

THE BANK OF NEW YORK MELLON

("ESCROW AGENT")

Dated as of October 18, 2013

ACCOUNT NUMBER: 537119

SHORT TITLE OF ACCOUNT: Gentiva-Harden Escrow

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is made and entered into this 18th day of October, 2013, by and among THE BANK OF NEW YORK MELLON (the "Escrow Agent"), GENTIVA HEALTH SERVICES, INC., a Delaware corporation ("Parent") and R. STEVEN HICKS, in his capacity as the representative of the Securityholders (as defined herein) (the "Stockholder Representative"). Parent and Stockholder Representative are sometimes referred to in this Agreement collectively as the "Depositors" and individually as a "Depositor".

WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 18, 2013, by and among Parent, Javelin Merger Sub, Inc., a wholly-owned subsidiary of Parent, Javelin Healthcare Holdings, LLC ("LLC Sub"), Harden Healthcare Holdings, Inc. (the "Company"), the Stockholder Representative, the Securityholders named therein (the "Securityholders") and CTLTC Real Estate, LLC, Parent will acquire all of the outstanding equity interests of the Company through a series of mergers (the "Mergers"), including Company merging with and into LLC Sub; and

WHEREAS, the Merger Agreement contemplates that a portion of the Total Merger Consideration (as defined therein) otherwise payable to the Securityholders will be deposited in escrow with the Escrow Agent, to be held and distributed by Escrow Agent on the terms and conditions set forth in the Merger Agreement and herein; and

WHEREAS, the Merger Agreement provides for the deposit by Parent with Escrow Agent of Eight Hundred Ninety-Five Thousand Three Hundred Thirty-Five (895,335) shares of Parent common stock, par value $0.10 per share, (the "Escrowed Shares"), to be held as security for the indemnification obligations of the Securityholders under the applicable provisions of Article X of the Merger Agreement.

NOW, THEREFORE, Depositors and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I. INSTRUCTIONS:

1. **Escrow Property**

(a) The Escrowed Shares shall be deposited with Escrow Agent by Depositors in accordance with the Merger Agreement and this Agreement. The number of Escrowed Shares deposited with Escrow Agent with respect to each Securityholder is set forth on Schedule 1 to this Agreement. Parent shall promptly cause its stock Transfer Agent to deliver to the Escrow Agent physical certificates representing such Escrowed Shares.

(b) The Escrowed Shares, plus all dividends and other distributions and payments thereon (collectively the "Distributions") received by Escrow Agent, less any Escrowed Shares, property and/or funds disbursed or paid in accordance with this Agreement, are collectively referred to herein as "Escrow Property." The Escrow Property shall be held in escrow and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent shall not distribute or release the Escrow Property except in accordance with the express terms and conditions of this Agreement.

(c) Notwithstanding any other provision of this Agreement, the parties agree that in accordance with Internal Revenue Service Revenue Procedure 84-42:

(i) all Escrowed Shares shall appear as issued and outstanding on all balance sheets of Parent and shall be legally outstanding under applicable state law;

(ii) all dividends paid on Escrowed Shares during the period of this Agreement will be distributed when received by the Escrow Agent to the Stockholder Representative on behalf of the applicable Securityholders;

(iii) the Escrow Agent shall (A) accept instructions from the Stockholder Representative with respect to the Escrow Agent exercising voting rights of the Escrowed Shares and (B) vote the Escrowed Shares in accordance with such instructions, in each case, prior to any such Escrowed Shares being disbursed (the Stockholder Representative being authorized by the Securityholders to issue such voting instructions to the Escrow Agent), provided, however that (i) the Stockholder Representative shall provide such instructions at least 5 days before the intended date of voting and (ii) absent the Escrow Agent's timely receipt of instructions, the Escrow Agent shall not be liable for the failure to vote the Escrowed Shares in the required timeframe; and

(iv) the rights of the Stockholder Representative and the Securityholders under this Agreement shall not be assignable except by operation of law.

2. **Investment of Escrow Property**

Escrow Agent shall have no obligation to pay interest on or to invest or reinvest any Escrow Property deposited or received hereunder.

3. **Distribution of Escrow Property**

Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

(a) Release of Escrow Property to Parent. The Escrow Agent shall disburse to Parent out of the Escrow Property, in accordance with the terms and conditions hereof, that number of Escrowed Shares as may be necessary to pay the Losses for which Parent or any Parent Indemnified Party is entitled to indemnification under the Merger Agreement. Such disbursement will be made (i) not more than five (5) business days after the delivery by Parent to the Escrow Agent, with a copy thereof sent to the Stockholder Representative, of a notice containing joint written instructions signed by both Parent and the Stockholder Representative specifying the number of Escrowed Shares to be disbursed from the Escrow Property to Parent or (ii) not more than ten (10) business days after the delivery by Parent to the Escrow Agent, with a copy thereof sent to the Stockholder Representative, of a notice containing a copy of a final non-appealable judgment of a court of competent jurisdiction or award of arbitration specifying the amount of Losses with respect to which Parent or any Parent Indemnified Party is entitled to indemnification under the Merger Agreement. In the event that such judgment or award does not specify the number of Escrowed Shares to be disbursed to Parent, Parent shall deliver to the Escrow Agent, at least five (5) business days prior to the expiration of such foregoing ten (10)

business day period, with a copy thereof delivered to the Stockholder Representative, a notice specifying the number of Escrowed Shares to be disbursed from the Escrow Property to Parent with respect to such judgment or award. The number of Escrowed Shares to be disbursed by the Escrow Agent to Parent with respect to such judgment or award, as set forth in Parent's notice, shall equal (x) the amount of such Losses, divided by (y) the applicable Release Date Per Share Value (rounded to the nearest whole share). Notwithstanding anything in the Merger Agreement to the contrary, the "Release Date Per Share Value" means the value of an Escrowed Share as of the date such Escrowed Share is to be released pursuant to this Agreement, which shall equal the average closing price of Parent common stock on NASDAQ Stock Market, LLC (as reported by any authoritative source) for the ten (10) trading days ending with the fifth trading day immediately preceding the date such Escrowed Share is to be released hereunder. If the number of Escrowed Shares to which Parent is entitled under the Merger Agreement exceeds the number of Escrowed Shares then held by the Escrow Agent, then all of the Escrowed Shares then held by the Escrow Agent shall be disbursed to Parent under this Section 3(a).

(b) Release of Escrow Property to the Securityholders. The Escrow Agent shall disburse to the Securityholders, in accordance with the percentages set forth opposite their names on Schedule 1 to this Agreement, and in accordance with the terms and conditions contained herein:

(i) subject to receipt of the First Anniversary Notice (as defined below), on the first anniversary of the date of this Agreement, (A) the Escrowed Shares, minus (B) the sum of (x) that number of Escrowed Shares equal to the quotient of Five Million Dollars ($5,000,000) divided by the applicable Release Date Per Share Value, and (y) the number of Escrowed Shares equal to the quotient of (1) the aggregate amount of all unpaid Escrow Claims, as defined in Section 3(c) of Part I, divided by (2) the applicable Release Date Per Share Value, and (z) all Escrowed Shares previously disbursed to Parent under the foregoing Section 3(a) (with such difference between (A) minus (B) being rounded to the nearest whole share, if applicable); and

(ii) subject to receipt of the 18 Month Anniversary Notice (as defined below), on the eighteen (18) month anniversary of the date of this Agreement, (A) the remaining Escrow Property, minus (B) the number of Escrowed Shares equal to the quotient of (x) the aggregate amount of all unpaid Escrow Claims divided by (y) the applicable Release Date Per Share Value (such quotient being rounded to the nearest whole share, if applicable). Any Escrow Property held by the Escrow Agent with respect to unpaid Escrow Claims shall continue to be held, and not released from escrow or paid out to any party until the delivery by Parent or the Stockholder Representative to the Escrow Agent, with a copy thereof sent to the other party, (1) of a notice containing joint written instructions signed by both Parent and the Stockholder Representative specifying the number of Escrowed Shares to be disbursed from the Escrow Property to Parent or the Securityholders, as applicable, or (2) at least ten (10) business days prior to release of the Escrow Property by the Escrow Agent, of a notice containing a copy of a final non-appealable judgment of a court of competent jurisdiction or award of arbitration with respect to the disposition of the Escrow Property and the amounts to be disbursed to Parent or the Securityholders, as applicable, from the Escrow Property. In the event that

such judgment or award does not specify the number of Escrowed Shares to be disbursed to Parent or the Securityholders, as applicable, Parent shall deliver to the Escrow Agent, with a copy thereof delivered to the Stockholder Representative, a notice specifying the number of Escrowed Shares to be disbursed from the Escrow Property to Parent or the Securityholders with respect to such judgment or award. The number of Escrowed Shares to be so disbursed by the Escrow Agent to Parent or the Securityholders, as applicable, shall equal (x) the amount to be disbursed to Parent or Securityholders, as applicable, divided by (y) the applicable Release Date Per Share Value (such number of shares to be rounded to the nearest whole share).

Upon written notice to the Escrow Agent and Parent, the Stockholder Representative shall be entitled to revise the percentages set forth opposite the names of the Securityholders in Schedule I from time to time in accordance with the terms of the Merger Agreement to give effect to any adjustment to the Securityholders' proceeds from the Escrow Property as a result of the breach of any representations or warranties in the Merger Agreement by a Securityholder.

(c) Escrow Claims. Any claim for indemnification under Article X of the Merger Agreement made by Parent shall be referred to individually as an "Escrow Claim" and collectively as "Escrow Claims." Parent shall submit each Escrow Claim to Escrow Agent in writing, together with a certification that a copy thereof has been provided to the Stockholder Representative. Each Escrow Claim shall state the aggregate amount of the Losses (as defined in the Merger Agreement), including, without limitation, anticipated costs and expenses, with respect to which Parent or any other Parent Indemnified Party (as defined in the Merger Agreement) is entitled to indemnification under the Merger Agreement.

(d) Stockholder Representative's Right to Escrow Property. In accordance with Section 12.1(f) of the Merger Agreement, prior to any distribution of the Escrow Property by the Escrow Agent to the Securityholders pursuant to Section 3(b) of Part I of this Agreement, any expenses incurred, or reasonably expected to be incurred, by the Stockholder Representative in connection with the fulfillment of the Stockholder Representative's duties or the exercise of the Stockholder Representative's rights under this Agreement or the Merger Agreement shall, upon the delivery of written notice to the Parent and delivery to the Escrow Agent of written instructions signed by the Stockholder Representative, be disbursed to the Stockholder Representative or withheld from any release of any portion of the Escrow Property that would otherwise be made by the Escrow Agent to the Securityholders pursuant to Section 3(b) of Part I of this Agreement, in accordance with such written instructions, any such disbursement of Escrowed Shares being calculated using the applicable Release Date Per Share Value; provided, however, that, no portion of the Escrow Property shall be disbursed to the Stockholder Representative pursuant to this paragraph until the Stockholder Representative has exhausted the Expense Fund (as provided in the Merger Agreement). The written notice to the Parent and the written instructions to the Escrow Agent shall be delivered by the Stockholder Representative no fewer than ten (10) days prior to the date that such Escrow Property would otherwise be disbursed to the Securityholders pursuant to Section 3(b) of Part I of this Agreement. In the event the Escrow Agent timely receives written instructions from the Stockholder Representative to disburse amounts to the Stockholder Representative pursuant to this paragraph (d), the Escrow Agent and the Parent shall be entitled to assume conclusively and without inquiry of any nature

that the Expense Fund has been exhausted and that the Stockholder Representative is entitled to receive such amounts pursuant to this Agreement and the Merger Agreement, and the Escrow Agent and the Parent shall be fully protected, indemnified, defended and held harmless by the Stockholder Representative from any and all liability for the Escrow Agent making such disbursement of Escrow Property to the Stockholder Representative (instead of to the Securityholders) in accordance with such instructions. Any portion of the Escrow Property disbursed to the Stockholder Representative pursuant to this paragraph (d) shall (as to the Parent and the Stockholder Representative) be deemed to be distributions to the Securityholders for all other purposes under this Agreement and under the Merger Agreement. For avoidance of doubt, this paragraph (d) shall not apply with respect to any Escrow Property otherwise to be disbursed to the Parent pursuant to Section 3(a) of Part I of this Agreement.

(e) Determination of Anniversary Disbursements. For purposes of Sections 3(b)(i) and (ii) of Part I, five (5) business days prior to the applicable anniversary date, Parent or the Stockholder Representative will deliver to the Escrow Agent, with a copy thereof delivered to the other party, a notice containing joint written instructions signed by both Parent and the Stockholder Representative specifying the number of Escrowed Shares, if any, to be disbursed from the Escrow Property to the Securityholders, pursuant to Section 3(b)(i) (the "First Anniversary Notice") or Section 3(b)(ii) (the "18 Month Anniversary Notice") of Part I, as applicable.

(f) The Escrow Agent shall have no obligation to perform any distribution calculations hereunder and the Escrow Agent can conclusively rely on any instruction, court order or notice provided to the Escrow Agent pursuant to this Section 3. The calculations provided for in Sections 3(a), 3(b) and 3(d) above are included solely for the understanding and compliance therewith by the Parent and Stockholder Representative.

4. **Addresses**

Notices, instructions and other communications shall be sent, in writing:

If to Escrow Agent: The Bank of New York Mellon
Corporate Trust Administration,
101 Barclay Street-Floor 7W,
New York, New York 10286,
Attn: Matthew Louis, Insurance Trust and Escrow Group,
Fax Number 212-815-5877

If to Parent (or LLC Sub):
Gentiva Health Services, Inc.
3350 Riverwood Parkway
Suite 1400
Atlanta, GA 30339
Attention: John Camperlengo, General Counsel
Facsimile: 913-814-4066

With a copy to:
Greenberg Traurig, LLP

3333 Piedmont Road NE, Suite 2500
Atlanta, GA 30305
Attention: Gary E. Snyder, Esq.
Facsimile: (678) 553-2121

If to the Stockholder Representative to:

R. Steven Hicks
1703 West Fifth Street
Suite 800
Austin, TX 78703
Facsimile: 877-639-9530

With a copy to:

Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta, Georgia 30309
Attention: Steven L. Pottle, Esq.
Sarah E. Ernst, Esq.
Facsimile: (404) 881-7777

5. **Termination of Agreement**

This Agreement shall terminate when all of the Escrow Property has been distributed in accordance with Part I, Section 3 of this Agreement.

6. **Compensation**

(a) Depositors shall pay Escrow Agent an annual fee of $8,000, payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement. The annual fee shall not be pro-rated for any portion of a year. Such fees shall be paid one-half by Parent and one-half by the Stockholder Representative as an expense of the Securityholders.

(b) Depositors shall pay all activity charges as per Escrow Agent's current fee schedule. Such charges shall be paid one-half by Parent and one-half by the Stockholder Representative as an expense of the Securityholders.

(c) Depositors shall be responsible for and shall reimburse Escrow Agent upon demand for all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement. Such expenses, disbursements and advances shall be paid one-half by Parent and one-half by the Stockholder Representative as an expense of the Securityholders.

(d) The Escrow Agent shall not be entitled to withdraw any amounts from the Escrow Property for reimbursement of such fees, expenses, disbursements and advances unless (i) ten (10) Business Days have passed after delivery of written notice to Parent and the Stockholder Representative of the amount of such fees, expenses, disbursements and advances and (ii) neither Parent nor the Stockholder

Representative has objected in writing to the amount of such fees, expenses, disbursements and advances. If Parent or the Stockholder Representative objects to the amount of such fees, expenses, disbursements and advances, the parties hereto shall make good faith efforts to negotiate a mutually agreeable resolution. In the event that the parties cannot come to such a settlement within thirty (30) days after such notice of fees, expenses, disbursements and advances is delivered by the Escrow Agent to Parent and the Stockholder Representative the Escrow Agent may withdraw the amount specified in the notice from the Escrow Property.

II. TERMS AND CONDITIONS:

1. The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Depositor or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2. This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3. If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4. (a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any indirect, consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians selected by it in good faith, or (iv) for an amount in excess of the value of the Escrow Property.

   (b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose, subject to Part I, Section 6.

(c) As security for the due and punctual performance of any and all of Depositors' obligations to Escrow Agent hereunder, now or hereafter arising, Depositors, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on and right of setoff against, the Escrow Property and all additions thereto (whether such additions are the result of deposits by Depositors or the investment of Escrow Property). The security interest and setoff rights of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Depositors and all third parties in accordance with the terms of this Agreement; provided that any disbursements hereunder to Parent or Stockholder Representative shall be free and clear of any such security interest in, and lien on such disbursed property.

(d) Escrow Agent may consult with legal counsel at the expense of the Depositors as to any matter relating to this Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5. Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent's usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6. Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall, absent manifest error, be deemed to be correct and final upon receipt thereof by the Depositors unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7. Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8. Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the "Addresses" provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Depositors). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent's Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by Depositors. Whenever under the terms hereof the time for giving a

notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9. Depositors, jointly and severally, shall be liable for and shall reimburse, indemnify and hold harmless Escrow Agent and its affiliates, and the Escrow Agent's and such affiliates' respective directors, officers, employees, agents, successors and assigns, from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") arising from or in connection with or related to this Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10. (a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days' prior notice in writing signed by all Depositors. Escrow Agent may resign at any time by giving to Depositors thirty (30) calendar days' prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrow Property to any of the Depositors at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Depositors.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent's fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to Depositors, or in accordance with the instructions of a court of competent jurisdiction pursuant to subclause (b) above, or to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the

Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction or arbitrator, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

12. This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Depositors hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York. Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13. Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15. Each Depositor hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by Depositor do not and will not violate any applicable law or regulation.

16. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18. This Agreement shall terminate upon the distribution of all Escrow Property from the Account. The provisions of these Terms and Conditions shall survive termination of this Agreement and/or the resignation or removal of the Escrow Agent.

19. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "The Bank of New York Mellon" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

20. The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21. This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement. Any executed counterpart transmitted by facsimile, pdf, e-mail or other electronic means shall be deemed an original for all purposes.

22. The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Depositors shall jointly and severally pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications and will inform the Escrow Agent as to the proper allocation of income in respect of the Escrow Property for annual and periodic tax and other reporting purposes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Property and is not responsible for any other reporting. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent. Each of Parent and Stockholder Representative agrees that, for purposes of United States federal and other taxes based on income, Securityholders shall be treated as the owner of the Escrow Property and that Securityholders shall report the income, if any, that is earned on, or derived from, the Escrow Property as their income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

23. Depositors agree to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys fees) (collectively, "Losses") incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent's reliance upon and compliance with instructions or directions given by facsimile or electronic transmission, provided, however, that such Losses have not arisen from the Gross Negligence or Willful Misconduct of the Escrow Agent, it being understood that the failure of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is in fact, an authorized person, does not constitute Gross Negligence or Willful Misconduct. Solely as between Parent and Stockholder Representative, all amounts payable to Escrow Agent pursuant to this Part II, Section 23 shall be apportioned one-half to Parent and one-half to Stockholder Representative.

24. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

25. Solely as between Parent and Stockholder Representative, unless otherwise specifically provided, all amounts payable by Depositors to Escrow Agent pursuant to this Part II shall be apportioned one-half to Parent and one-half to Stockholder Representative as an expense of the Securityholders.

26. Patriot Act Compliance, Etc. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program ("CIP") requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Escrow Agent must obtain, verify and record information that allows the Escrow Agent to identify customers ("Applicable Law"), the Escrow Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Escrow Agent. Accordingly, each Depositor agrees to provide to the Escrow Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Escrow Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Escrow Agent to identify and verify such Depositor such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. Each Depositor understands and agrees that the Escrow Agent cannot open the Escrow Account unless and until the Escrow Agent verifies the identities of the Depositors in accordance with its CIP.

27. Successors and Assigns of Escrow Agent. Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other company succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

28. Authorized Persons. Each of the Depositors shall, on the date of this Escrow Agreement, deliver to the other parties a certificate in the form of Schedule II hereto as to the incumbency and specimen signature of each officer or other representative of such party authorized to act for and give and receive notices, requests and instructions on behalf of such party in connection with this Escrow Agreement (each such officer or other representative, an "Authorized Person"). From time to time, a Depositor may, by delivering to the other parties a revised certificate in the form of Schedule II, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then-current schedule until receipt of a superseding schedule.

29. Facsimile/Email Instructions. Each of the Depositors hereby provides to the Escrow Agent and agrees with and accepts the authorizations, limitations of liability, indemnities,

security procedure and other provisions set forth on Schedule III hereto in connection with the Escrow Agent's reliance upon and compliance with instructions and directions sent by such parties via e-mail, facsimile and other similar unsecured electronic methods.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

GENTIVA HEALTH SERVICES, INC.

By: ______________________________
Name: Rodney D. Windley
Title: Executive Chairman

____
Name: R. Steven Hicks,
in his capacity as the representative of the Securityholders

THE BANK OF NEW YORK MELLON, as Escrow Agent

By: ______________________________
Name:
Title:

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

GENTIVA HEALTH SERVICES, INC.

By: ______________________________
Name: Rodney D. Windley
Title: Executive Chairman

____
Name: R. Steven Hicks,
in his capacity as the representative of the Securityholders

THE BANK OF NEW YORK MELLON, as Escrow Agent

By: ______________________________
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

GENTIVA HEALTH SERVICES, INC.

By: ______________________________
Name: Rodney D. Windley
Title: Executive Chairman

____
Name: R. Steven Hicks,
in his capacity as the representative of the Securityholders

THE BANK OF NEW YORK MELLON, as Escrow Agent

By: ______________________________
Name: ARSALA KIDWAI
Title: VICE PRESIDENT

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Schedule I

Securityholders

Securityholder	Escrowed Shares	Percentage
Harden Healthcare Texas, LLC	8,160.16	0.911%
Hicks Healthcare, LP	312,615.59	34.916%
St. Niklaas Healthcare, LP	181,481.88	20.270%
Kristen Hicks Hanson 2006 Trust	15,899.25	1.776%
Robert S. Hicks 2006 Trust	15,899.25	1.776%
Brandon V. Hicks 2006 Trust	15,899.25	1.776%
Shelly Ellard 2006 Trust	15,899.25	1.776%
Jason Mabry 2006 Trust	15,899.25	1.776%
Benjamin Hanson	5,467.30	0.611%
R. Steven Hicks	78,933.19	8.816%
Robert S. Hicks	11,220.22	1.253%
Lew Little, Jr.	111,913.71	12.500%
KKR Debt Investors II (2006) (Ireland) L.P.	12,666.66	1.415%
KKR Financial Holdings III, LLC	12,666.66	1.415%
KKR-Milton Capital Partners, L.P.	47,131.80	5.264%
Oregon Public Employees Retirement Fund	33,581.58	3.751%
Total	895,335.00	100.00%

Schedule II

Authorized Officers of Depositor

Name	Signature
Tony Strange	
Eric Slusser	
John Camperlengo	

[SIGNATURE PAGE TO ESCROW AGREEMENT – SCHEDULE II]

Schedule III

ELECTRONIC METHODS AUTHORIZATION, LIMITATION OF LIABILITY AND INDEMNITY

Interested Party Authorization, Limitation of Liability and Indemnity. Each Depositor hereby authorizes the Escrow Agent and its affiliates (the "Bank") to rely upon and comply with instructions and directions sent by it via e-mail, facsimile and other similar unsecured electronic methods (but excluding on-line communications systems covered by a separate agreement (such as the Bank's Inform or CA$H-Register Plus system) ("On-Line Communications Systems")) ("Electronic Methods") by persons believed by the Bank to be authorized to give instructions and directions on behalf of the Interested Party. Except as set forth below with respect to funds transfers, the Bank shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Depositor (other than to verify that the signature on a facsimile is the signature of a person authorized to give instructions and directions on behalf of the Depositor); and the Bank shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the relevant Depositor as a result of such reliance upon or compliance with such instructions or directions. Each Depositor agrees to assume all risks arising out of the use of Electronic Methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Funds Transfer Security Procedures. With respect to any "funds transfer," as defined in Article 4-A of the Uniform Commercial Code, the following security procedure will apply: A Depositor's payment instruction is to include the name and (in the case of a facsimile) signature of the person initiating the funds transfer request. If the name is listed as an Authorized Person on a certificate in the form of Schedule 1 hereto delivered pursuant to the Agreement, the Bank will confirm the instructions by telephone call to any person listed as an Authorized Person, who may be the same person who initiated the instruction. When calling back, the Bank will request from the relevant Depositor's staff member his or her name. If the name is listed in the Escrow Agent's records as an Authorized Person, the Bank will confirm the instructions with respect to amount, names and numbers of accounts to be charged or credited and other relevant reference information. Each Depositor acknowledges that the Bank has offered such Interested Party other security procedures that are more secure and are commercially reasonable for such Depositor, and that such Depositor has nonetheless chosen the procedures described in this paragraph. Each Depositor agrees to be bound by any payment order issued in its name, whether or not authorized, that is accepted by the Bank in accordance with the above procedures. When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Bank, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. This applies to beneficiaries as well as any intermediary bank. Each Depositor agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Bank hereunder.

Authorization. This authorization shall remain in full force and effect until the earlier of termination of this Agreement or the date it is canceled, revoked or amended by written notice received by the Escrow Agent; and replaces and supersedes any previous authorization from a Depositor to the Bank relating to the giving of instructions by facsimile, e-mail or other similar Electronic Methods (but excluding On-Line Communications Systems) in relation to this Agreement, and is in addition to all other authorizations. Notwithstanding any revocation, cancellation or amendment of this authorization, any action taken by the Bank pursuant to this authorization prior to the Bank's actual receipt and acknowledgement of a notice of revocation, cancellation or amendment shall not be affected by such notice.

Indemnity. Each Depositor agrees to indemnify and hold harmless the Bank against any and all claims, losses, damages liabilities, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses") incurred or sustained by the Bank as a result of or in connection with the Bank's reliance upon and compliance with instructions or directions given by such Depositor by Electronic Methods, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Bank, it being understood that the failure of the Bank to verify or confirm that the person giving the instructions or directions, is, in fact, an Authorized Person does not constitute gross negligence or willful misconduct.

Representation. Each Depositor hereby represents and warrants to the Bank that this authorization is properly given and has been duly approved by a resolution of its Board of Directors or if the Board of Directors no longer exists, an Authorized Person having power and authority to bind such Depositor.